Exhibit 10.1

EXECUTIVE BONUS PLAN

MASTER PLAN DOCUMENT

2007

Plan Purpose

Career Education Corporation (“CEC”) has introduced the Executive Bonus Plan, as specified in this Master Plan Document (the “Plan”), to:  (1) develop a high quality organization by attracting, retaining and rewarding “Participants” (as defined below), and  (2) reward those employees who exceed CEC’s performance goals.

Effective Date

This Plan is effective for all bonuses calculated for payment or otherwise earned hereunder during the Plan term, which begins on January 1, 2007 and ends on December 31, 2007.  This Plan will remain in effect for the entire term as the governing plan until explicitly amended, replaced by another plan, or terminated.

Eligibility

All designated CEC executives who are full-time and active are eligible to participate in the Plan (each a “Participant”).

All Participants must be employed by CEC at the end of the calendar year (December 31) in order to receive an award.  Annual awards are based on actual earnings and may be prorated based on the period of time a Participant is in an eligible position/role.

Bonus pools for Participants who are Group level employees (“Group Senior Management”) will be based on Group EBITA as well as CEC EBIT as described in Bonus Pool Funding.  The Bonus pool for other CEC Corporate Participants (“Corporate Executives”) will be based on CEC EBIT performance only.

Payout Elements

1.               EBIT - defined as earnings before interest income and expense, federal and state income taxes and gains or losses on the sale of securities and fixed or capital assets involving the sale of a business unit and before other extraordinary gains and losses.

2.               EBITA - defined as earnings before interest income and expense, federal and state income taxes, amortization expense, and gains or losses on the sale of securities and fixed or capital assets involving the sale of a business unit and before other extraordinary gains and losses.  For eligible Participants of this Plan, EBITA is calculated and paid annually based on the Group’s actual financial performance relative to EBITA target (both in actual dollars and as a percentage of revenue).

3.               Individual performance relative to performance goals as established at time of hire or at the beginning of the Plan year and adjusted as necessary during the Plan year.

Bonus Pool Funding

The target bonus pool is based on the following factors:

1.               The sum of all Participants’ target bonus percentages times (x) eligible salaries.

2.               CEC’s performance relative to targeted EBIT.

3.               Number of Participants in the bonus pool.

Bonus Pool Funding – Group Senior Management

The target bonus pool is based on the following factors:

1.               The sum of all Participants’ target bonus percentages times (x) eligible salaries.

2.               Twenty-five percent (25%) of the bonus pool will be funded based on individual performance.

3.               Of the remaining seventy-five percent (75%),

a.               Forty percent  (40%) of the bonus pool will be funded based on CEC’s performance relative to targeted EBIT.

b.              Sixty percent (60%) of the bonus pool will be funded based on the Group’s colleges’ and schools’ performance relative to targeted EBITA (both in actual dollars and as a percentage of revenue).

Bonus Pool Funding – Corporate Executives

Individual Performance

Twenty-five percent (25%) of the pool created will be funded based on Career Education Corporation (CEC) achieving at least 80% of its targeted EBIT.  If CEC does not meet 80% or greater of its EBIT target, the pool will not be funded and individual bonuses will not be paid.

Corporate Profitability Portion

Seventy-five percent (75%) of the pool created will be funded based on Career Education Corporation (CEC) achieving its targeted EBIT or EBIT and EBITA for CEC Group and Divisional Senior Management.  Career Education Corporation (CEC) must meet a threshold of 90% of its EBIT target in order to fund this portion of the bonus pool as follows:

EBIT Target Achievement	% Pool Funding
<90%	0%
90%-94.9%	50%
95%-99.9%	75%
100%	100%

The bonus Plan is self-funded so that any and all accruals to fund the bonus Plan will be included in CEC’s financial results, EBIT or EBITA.

Award Payout – Group Senior Management – 75%

For Group Senior Management, up to 60% of a Participant’s bonus target will be awarded based on the respective Group’s performance relative to the Group’s colleges and schools achieving at least 90% of the Group’s targeted EBITA.  The remaining 40% of such Participant’s bonus target will be awarded based on CEC achieving 90% of its targeted EBIT.

If CEC does not achieve at least 90% of its EBIT target, that portion of the Group bonus pool which is based on Group EBITA will still be funded and awarded to Group Senior Management based on the colleges and schools meeting or exceeding 90% of targeted EBITA. The Corporate Bonus Plan is self-funded which means that any and all accruals to fund the bonus plan will be included in the Group financial results (EBITA) when calculating whether or not bonuses will be awarded.

Award Payout – Corporate Profitability Portion – 75%

Up to 75% of a Participant’s bonus target will be awarded based on CEC achieving at least 90% of its targeted EBIT as outlined in the table above.

Award Payout – Individual Performance Portion – 25%

Up to twenty-five percent (25%) of a Participant’s bonus target will be awarded based on achievement of individual performance goals established either at the time of hire or at the beginning of the bonus plan year.  If the Participant’s performance is rated “Meets Expectations” or better as documented in his/her annual performance appraisal form, then the Participant would receive 25% of his/her target bonus percentage so long as the Plan has been fully funded as described above.  A bonus payment may be lowered if either an individual has a performance rating of less than “Meets Expectations” or he/she failed to meet his/her individual performance objectives outlined during the bonus period.

Bonus awards are calculated and paid as soon as practicable after the final audited numbers are released following the close of the previous CEC fiscal year.  Unless a timely election is made pursuant to, and subject to the terms and conditions of the Career Education Inc. Deferred Compensation Plan, annual earned bonus awards will be paid by the 15th day of the third month of the year following the close of the year for which the bonus is paid.

No Participant’s total award under this Plan, including any Over-Achievement award, may exceed 200% of that Participant’s target bonus percentage.

Over-Achievement Bonus

Funding

The Over-Achievement Bonus Pool is funded by calculating 20% of the total company’s EBIT, after extraordinary items, in excess of budget.  This Pool is shared with members of the Corporate Bonus Plan.

Note:  Funding of an Over-Achievement Bonus Pool cannot reduce the post Over-Achievement Net Income margin to less than the targeted Net Income margin.

Over-Achievement Bonus Award

The Over-Achievement Bonus award will be determined and paid after the final audited numbers are released following the close of the previous CEC fiscal year.  If an Over-Achievement Bonus Pool is funded, 25% of the Pool will be allocated to the Chief Executive Officer for him or her to distribute on a discretionary basis.  The remaining 75% will be distributed to Plan Participants based upon their earned bonus payouts for the same year.  Individual Over-Achievement awards are discretionary based on individual performance and contribution to the success of the operation.

General Administrative Provisions

1.               This Plan supersedes all prior bonus or incentive compensation plans applicable to Participants.  The provisions of any prior commission, bonus or incentive compensation plans not specifically addressed in this Plan shall no longer operate nor be considered part of the Plan.

2.               Participants must be actively employed at the end of the calendar year to receive any portion of the bonus award based on earnings.  If a Participant was not employed in the position for the full year, the annual bonus award will be prorated accordingly, based on full months worked in the position.

Transfers:  If at any time during the plan year a Participant transfers to any other CEC entity, he/she will receive a prorated bonus amount (if earned) for the time he/she was employed at each entity.

3.               Participants in this Plan may not participate in any other CEC commission or bonus plan unless approved in writing by the President/CEO and the EVP/Chief Financial Officer.

4.               Bonus awards that are not earned nor paid to Participants who have terminated from CEC for any reason will be retained by CEC.

5.               Career Education Corporation reserves the sole and exclusive right to interpret, reinterpret, amend, modify, extend, adjust, change, revise or terminate the Plan, in whole or in part, at any time.  This right includes, but is not limited to, any and all decisions regarding salaries, bonus eligibility, performance measurement targets, EBIT, EBITA or Goal/MBO attainment, areas of responsibility or any other Bonus-related classifications and determinations, or any other matter affecting the Participant’s employment.  Career Education Corporation likewise reserves the right to adjust performance measurement targets for any or all Participants during the year if, in Career Education Corporation’s sole discretion, significant changes occur with regard to the industry, Career Education Corporation’s assessment of the industry, or Career Education Corporation’s position within the industry.  Career Education Corporation further reserves the right to adjust performance measurement determinations, including decisions regarding the attainment of such targets or levels by any Participant and the corresponding right to adjust or offset bonuses paid or payable and the applicable dollar amount based on such determinations.  All such interpretations, reinterpretations, amendments, modifications, extensions, adjustments, changes, revisions and/or terminations to the Plan shall be binding on all Participants.  Notification of any such changes to the Plan may be made in writing or by electronic mail to the affected Participants.  In all such matters of administration of the Plan, the President/CEO, the EVP/Chief Financial Officer and the Sr. VP of Human Resources (or their designees) shall have final responsibility and authority.  All decisions of the President/CEO, the EVP/Chief Financial Officer and the Sr. VP of Human Resources in interpreting this Plan shall be final and binding.

6.               If a Participant disagrees with the calculation of Bonus payments or any other decision by Career Education Corporation hereunder, the Participant may appeal the decision by submitting an explanation, in writing or by email, to the Participant’s assigned manager and the CEC Sr. VP of Human Resources.  All such appeals must be submitted within 90 days of the original Career Education Corporation decision forming the basis of the appeal or the Bonus payment or non-payment.  Within a reasonable period of time, not to exceed forty-five (45) days following the submission of the appeal, the manager and the CEC Sr. VP of Human Resources will issue a decision regarding the appeal.

7.               Earned Bonuses are paid to Participants who are still employed by Career Education Corporation as of December 31 of the plan year.

8.               Taxes and all applicable deductions will be withheld from all Bonus payments in accordance with applicable laws.

9.               If any of the provisions of this Plan shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall not render the entire Plan invalid or unenforceable  In such event, the provisions of the Plan so affected shall be modified and/or restricted only to the extent necessary to bring them within legal requirements, and the remainder of the Plan and the affected/modified provisions shall be construed and enforced accordingly.

10.         The terms and conditions of this Plan constitute the complete and exclusive statement of the understanding between Career Education Corporation and each Participant, which supersedes and excludes all prior or contemporaneous proposals, understandings, agreements or representations, oral or written, between Career Education Corporation and each Participant with respect to the subject matter hereof.

11.         For all Participants employed by Career Education Corporation, the terms and conditions of this Plan shall be governed by Illinois law, excluding its choice of law principles and the choice of law principles of any other jurisdiction. Any dispute, claim or controversy arising out of or relating to this Plan or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this Plan to arbitrate, shall be settled by arbitration in Chicago, Illinois, in accordance with the rules of the American Arbitration Association, and judgment on the award rendered in such arbitration may be entered in any court having jurisdiction. The arbitration shall be conducted before a single arbitrator selected by Career Education Corporation and the Participant.  If Career Education Corporation and the Participant cannot agree on the appointment of an arbitrator, one shall be appointed by Career Education Corporation and one by the Participant, and a third appointed by the other two arbitrators. The arbitrator(s) shall have the power to determine any and all such claims, to issue any and all appropriate relief, including but not limited to injunctive relief (temporary and/or permanent) and to award attorney’s fees and costs to the prevailing party in its discretion.

12.         Career Education Corporation may, at its sole discretion, suspend, defer or cancel bonus payments if it determines conditions exist which in whole, or for selected participant groups, would violate any governmental regulation or any ethical considerations, including but not limited to policies and procedures required by the federal Sarbanes-Oxley Act.

13.         Nothing in this Plan is intended to create an employment agreement with any Participant.  By participating in this Plan, the Participant agrees that his or her employment remains “at-will” and that the Participant or Career Education Corporation may terminate the employment relationship at any time for any reason, with or without notice.